Exhibit 99.1

Third Harmonic Bio Announces Fourth Quarter and Full Year 2023 Financial Results

U.S. IND filed for THB335 with anticipated clinical trial start during 2Q’24

Strong financial position with cash and cash equivalents totaling $269.1 million as of December 31, 2023

SAN FRANCISCO, CA, March 26, 2024 (GLOBE NEWSWIRE) -- Third Harmonic Bio, Inc. (Nasdaq: THRD), a biopharmaceutical company focused on advancing the next wave of medicine for inflammatory diseases, today reported financial results for the fourth quarter and full year ended December 31, 2023.

“Our team’s execution continues to be outstanding, with the filing of our U.S. IND for THB335 ahead of our internal timelines for submission,” said Natalie Holles, Chief Executive Officer of Third Harmonic Bio. “We look forward to the agency’s feedback and the opportunity to initiate clinical studies during the second quarter for this potentially first-in-class, oral, wild-type KIT inhibitor for the treatment of chronic spontaneous urticaria and other mast cell-mediated inflammatory diseases.”

The Phase 1 SAD/14-day MAD study is designed to evaluate safety, pharmacokinetics and pharmacodynamics of THB335 in healthy volunteers, followed by planned Phase 2 expansion initially focusing on chronic spontaneous urticaria.

Third Harmonic Bio has a strong financial position with cash and cash equivalents totaling $269.1 million as of December 31, 2023, and continues to be managed in a capital efficient manner.

Summary of Financial Results

Cash Position: Cash and cash equivalents totaled $269.1 million as of December 31, 2023. Based on the company’s current operating plan, Third Harmonic Bio believes that its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements through at least 2026.

R&D Expenses: Research and development (R&D) expenses decreased to $5.9 million for the three months ended December 31, 2023, from $9.3 million for the same period in 2022. R&D expenses for the year ended December 31, 2023 decreased to $24.0 million, from $24.4 million for the same period in 2022. The decreases were primarily due to decreases in development costs relating to the termination of the THB001 program, partially offset by increases in discovery and development and personnel-related costs relating to the research and nonclinical development of THB335 and other next-generation discovery efforts.

G&A Expenses: General and administrative (G&A) expenses increased to $4.5 million for the three months ended December 31, 2023, from $4.3 million for the same period in 2022. G&A expenses for the year ended December 31, 2023 increased to $20.0 million, from $13.3 million for the same period in 2022. The increases were primarily attributable to increased costs associated with being a public company and personnel-related expenses.

Net Loss: Net loss for the three months ended December 31, 2023 decreased to $6.8 million from a net loss of $11.5 million for the same period in 2022. Net loss for the year ended December 31, 2023 was $30.8 million, compared to a net loss of $35.2 million for the same period in 2022. The decreases were primarily due to increased costs associated with being a public company and personnel-related expenses, partially offset by increases in interest income.

About Third Harmonic Bio, Inc.

Third Harmonic Bio is a biopharmaceutical company focused on advancing the next wave of medicine for inflammatory diseases through the development of novel, highly selective, small-molecule inhibitors of KIT, a cell surface receptor that serves as the master regulator of mast cell function and survival. Early clinical studies demonstrate that KIT inhibition has the potential to revolutionize the treatment of a broad range of mast-cell-mediated inflammatory diseases, and that a titratable, oral, intracellular small molecule inhibitor may provide the optimal therapeutic profile against this target. Third Harmonic Bio’s lead product candidate, THB335, is a titratable, oral, small molecule inhibitor expected to enter clinical trials during the second quarter of 2024. For more information, please visit the Third Harmonic Bio website:
www.thirdharmonicbio.com.

Forward-Looking Statement

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, the expected timing for clinical activities for THB335, and the sufficiency of Third Harmonic Bio’s cash and cash equivalents to fund its operating expenses and capital expenditure requirements through at least 2026. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties, including risks and uncertainties related to Third Harmonic Bio’s cash forecasts, ability to advance its product candidates, the receipt and timing of potential regulatory submissions, designations, approvals and commercialization of product candidates, our ability to protect our intellectual property, the timing and results of preclinical and clinical trials, changes to laws or regulations, market conditions, geopolitical events, and further impacts of pandemics or health epidemics, that could cause actual results to differ materially from what Third Harmonic Bio expects. Further information on potential risk factors that could affect Third Harmonic Bio’s business and its financial results are detailed under the heading “Risk Factors” included in Third Harmonic Bio’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (SEC) on March 26, 2024, and in Third Harmonic Bio’s other filings filed from time to time with the SEC. Third Harmonic Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor and Media Contact:

Lori Murray
lori.murray@thirdharmonicbio.com

Exhibit 99.1

THIRD HARMONIC BIO, INC.

Condensed consolidated balance sheet data

(Unaudited)

(In thousands)

	December 31, 2022	December 31, 2023
Assets
Cash and cash equivalents	$288,877	$269,070
Other current assets	3,958	3,376
Non-current assets	5,840	5,265
Total assets	$298,675	$277,711
Liabilities
Current liabilities	$5,653	$5,418
Non-current liabilities	3,954	3,208
Total liabilities	9,607	8,626
Stockholders' equity	289,068	269,085
Total liabilities and stockholders' equity	$298,675	$277,711

THIRD HARMONIC BIO, INC.

Condensed consolidated statements of operations

(Unaudited)

(In thousands of, except per share and share amounts)

	Year Ended December 31,
	2022	2023
Operating expenses:
Research and development	$24,407	$23,964
General and administrative	13,301	19,990
Total operating expenses	37,708	43,954
Loss from operations	37,708	43,954
Other (income) expense, net	(2,553)	(13,130)
Net loss	$35,155	$30,824

Net loss per share of common stock, basic and diluted	$2.45	$0.78
Weighted-average common stock outstanding, basic and diluted	14,353,102	39,645,392